Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-167353 of our report dated October 13, 2009, except for Note 2 paragraphs thirty-three and thirty-six, Note 12 paragraph eight, and Note 19, as to which the date is June 4, 2010, relating to the consolidated financial statements of LRI Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of Logan’s Roadhouse, Inc. on December 6, 2006 and the fact that the financial statements during the period from July 29, 2006 to December 5, 2006 were prepared from separate records maintained by Logan’s Roadhouse, Inc., and an explanatory paragraph that effective July 30, 2007, the Company adopted the accounting provisions of Accounting Standards Codification Topic 740, Income Taxes (formerly Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN No. 48”)), and the accounting provisions of Accounting Standards Codification Topic 480, Distinguishing Liabilities from Equity (formerly Emerging Issues Task Force Topic D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”)), appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
August 13, 2010